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                     January 23, 2024

       William B. Horne
       Chief Executive Officer
       Ault Disruptive Technologies Corporation
       11411 Southern Highlands Parkway, Suite 240
       Las Vegas, NV 89141

                                                        Re: Ault Disruptive
Technologies Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 12,
2024
                                                            File No. 001-41171

       Dear William B. Horne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Ken Schlesinger